Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-202184, 333-110662, 333-48651 and 333-226788) of FirstEnergy Corp. of our report dated June 24, 2022, relating to the financial statements and schedule of the FirstEnergy Corp. Savings Plan, which appears in this Form 11-K.

/S/ BOBER, MARKEY, FEDOROVICH & COMPANY
Cleveland, Ohio

June 24, 2022